` Exhibit 21.1 Name of Subsidiary Jurisdiction of Organization Percentage Ownership Kewaunee Labway Asia Pte. Ltd. Singapore 100% Kewaunee Labway India Pvt. Ltd. India 95% Kewaunee Scientific Corporation Singapore Pte. Ltd. Singapore 100% Koncepo Scientech International Pvt. Ltd. India 80% Kequip Global Lab Solutions Pvt. Ltd. India 70%